Exhibit 99.1

Manitex International Reports Third Quarter 2021 Results

Bridgeview, IL, November 8, 2021 — Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of cranes and specialized industrial equipment, today announced results for the third quarter 2021, the three-month period ended September 30, 2021.

Financial Highlights

•	Third quarter net sales increased 39.7% year-over-year, to $50.9 million, compared to $36.5 million in 2020

•

Gross profit rose 20.7%, to $8.0 million, versus $6.7 million in the fiscal third quarter of 2020; as a percent of sales, gross margin was 15.8% in 2021 versus 18.3% last year, reflecting increased material costs

•	The Company reported a net loss from continuing operations of $1.1 million, or $(0.06) per diluted share, compared to a loss of $1.4 million, or $(0.07) per diluted share, in the prior-year period

•	Adjusted EBITDA* was $1.6 million in the third quarter of fiscal 2021 versus $1.0 million in 2020

•	Backlog increased to $113.6 million from $111.2 million as of June 30, 2021 and remains 67% higher than the start of fiscal 2021; the book to bill was 1.05:1

•	Net debt was $26.5 million at the end of the quarter, representing a leverage ratio of less than 3.0 times trailing Adjusted EBITDA*

“The third quarter played out largely as expected, with solid top line growth even as the Company faced several challenges due to global supply chain constraints, seasonal shutdowns in Europe, and, to a lesser extent, the ongoing pandemic,” said Steve Filipov, CEO of Manitex International. “Revenue rose nearly 40% year-over-year, to $50.9 million, while gross profit increased to $8.0 million and Adjusted EBITDA climbed to $1.6 million. Our backlog remains robust, at $113.6 million, providing a great deal of visibility through the end of fiscal 2021 and beyond.

“As previously indicated, supply chain disruptions and related logistical bottlenecks have impacted our ability to meet strong industrial demand and have, concurrently, increased material costs which have grown more pronounced since the last quarter. In order to address these additional input expenses, we have implemented several pricing adjustments and steel surcharges to protect margins and, in tandem, are building inventory to meet customer requirements. At the same time, we are actively managing costs and investigating all avenues to further streamline our operations to mitigate these unusual headwinds.

“Overall, we feel positive about the future given our record backlog and enduring demand for our products. Our teams are doing an excellent job working through the supply chain issues, and our facilities are delivering equipment to our customers as rapidly as possible. Our expanding position across the globe and general order trends underscore our optimism for the coming year, and we remain confident Manitex can continue posting solid results even while current supply chain inefficiencies play out.”

Financial Results for the Third Quarter ended September 30, 2021

Net sales for the third quarter were $50.9 million compared to $36.5 million for the third quarter of fiscal 2020, and the Company reported a net loss from continuing operations of $1.1 million, or $(0.06) per diluted share, compared to a loss of $1.4 million, or $(0.07) per diluted share, in the prior-year period. Adjusted net loss* from continuing operations for the third quarter of 2021 was $0.2 million, or $(0.01) per share, compared to a loss of $1.0 million, or $(0.05) per share, for the third quarter of 2020.

Note: Results presented above are from Continuing Operations

*	Adjusted Numbers are discussed in greater detail and reconciled under “Non-GAAP Financial Measures and Other Items” at the end of this release.

Conference Call:

Management will host a conference call with an accompanying slide presentation, after the close of the market, at 4:30PM ET today, November 8, 2021, to discuss the results with the investment community. Anyone interested in participating in the call should dial 855-327-6837 from within the United States or 631-891-4304 if calling internationally. A replay will be which can be accessed by dialing 844-512-2921 or 412-317-6671. Please use passcode 10017230 to access the replay. The call will be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures for the three month periods ended September 30, 2021 and 2020, and June 30, 2021 is included with this press release below and with the Company’s related Form 8-K. Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month periods ended September 30, 2021, June 30, 2021 and September 30, 2020, unless otherwise indicated.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes and railroad cranes), truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, MAC, PM-Tadano, Oil & Steel, Badger, and Valla.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates
Steve Filipov	Chris Witty, Managing Director
Chief Executive Officer	Investor Relations
512-942-3000	646-438-9385
cwitty@darrowir.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$17,336	$17,161
Cash – restricted	228	240
Trade receivables (net)	31,831	30,418
Other receivables	192	179
Inventory (net)	64,452	56,055
Prepaid expense and other current assets	2,976	2,218

Total current assets	117,015	106,271

Total fixed assets, net of accumulated depreciation of $18,499 and $17,444 at September 30, 2021 and December 31, 2020, respectively	17,026	18,723
Operating lease assets	3,484	4,068
Intangible assets (net)	13,407	15,671
Goodwill	26,476	27,472
Other long-term assets	1,143	1,143
Deferred tax assets	247	247

Total assets	$178,798	$173,595

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$41,666	$32,429
Accrued expenses	8,720	7,909
Related party payables, net	124	52
Notes payable	14,383	16,510
Current portion of finance lease obligations	380	344
Current portion of operating lease obligations	998	1,167
Customer deposits	3,101	2,363
Deferred income liability	—	3,747

Total current liabilities	69,372	64,521

Long-term liabilities
Revolving term credit facilities, net	12,704	12,606
Notes payable, net	12,684	13,625
Finance lease obligations (net of current portion)	3,931	4,221
Non-current operating lease obligations	2,486	2,901
Deferred gain on sale of property	527	587
Deferred tax liability	1,497	1,333
Other long-term liabilities	4,190	4,892

Total long-term liabilities	38,019	40,165

Total liabilities	107,391	104,686

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2021 and December 31, 2020	—	—
Common Stock—no par value 25,000,000 shares authorized, 19,933,130 and 19,821,090 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	132,171	131,455
Paid in capital	3,057	3,025
Retained deficit	(60,371)	(63,863)
Accumulated other comprehensive loss	(3,450)	(1,708)

Total equity	71,407	68,909

Total liabilities and equity	$178,798	$173,595

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues	$50,935	$36,466	$158,148	$122,314
Cost of sales	42,899	29,807	129,867	99,877

Gross profit	8,036	6,659	28,281	22,437
Operating expenses
Research and development costs	772	788	2,357	2,246
Selling, general and administrative expenses	7,419	6,462	23,232	21,226
Impairment of intangibles	—	—	—	6,722

Total operating expenses	8,191	7,250	25,589	30,194

Operating income (loss)	(155)	(591)	2,692	(7,757)
Other income (expense)
Interest expense	(490)	(825)	(1,573)	(2,833)
Interest income	1	6	7	80
Gain on extinguishment of debt	—	595	—	595
Gain on Paycheck Protection Program loan forgiveness	—	—	3,747	—
Foreign currency transaction loss	(121)	(229)	(421)	(671)
Other expense	(102)	(341)	(117)	(497)

Total other income (expense)	(712)	(794)	1,643	(3,326)

Income (loss) before income taxes from continuing operations	(867)	(1,385)	4,335	(11,083)
Income tax expense (benefit) from continuing operations	234	62	843	(191)

Net income (loss) from continuing operations	(1,101)	(1,447)	3,492	(10,892)

Discontinued operations
Loss from operations of discontinued operations	—	(120)	—	(831)
Income tax expense	—	4	—	1

Loss from discontinued operations	—	(124)	—	(832)

Net income (loss)	$(1,101)	$(1,571)	$3,492	$(11,724)

Income (loss) per share
Basic
Income (loss) from continuing operations	$(0.06)	$(0.07)	$0.18	$(0.55)
Loss from discontinued operations	—	$(0.01)	$—	$(0.04)
Net income (loss)	$(0.06)	$(0.08)	$0.18	$(0.59)
Diluted
Income (loss) from continuing operations	$(0.06)	$(0.07)	$0.17	$(0.55)
Loss from discontinued operations	—	$(0.01)	$—	$(0.04)
Net income (loss)	$(0.06)	$(0.08)	$0.17	$(0.59)
Weighted average common shares outstanding
Basic	19,917,276	19,778,225	19,888,319	19,758,241
Diluted	19,917,276	19,778,225	19,970,681	19,758,241

Note: Results shown are from Continuing Operations

Net Sales, Gross Margin and Operating Income (Loss)

	Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$50,935	$50,935	$60,045	$60,045	$36,466	$36,466
% change Vs Q2 2021	(15.2%)	(15.2%)
% change Vs Q2 2020	39.7%	39.7%
Gross margin	8,036	8,036	11,440	11,441	6,659	6,698
Gross margin % of net sales	15.8%	15.8%	19.1%	19.1%	18.3%	18.4%
Operating Income (loss)	(155)	477	2,571	3,109	(591)	(108)

Reconciliation of Net Income (Loss) To Adjusted Net Income (Loss)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss)	$(1,101)	$5,365	$(1,447)
Adjustments, including net tax impact	882	(3,134)	437
Adjusted net income (loss)	$(219)	$2,231	$(1,010)
Weighted diluted shares outstanding	19,917,276	19,988,827	19,778,225
Diluted earnings (loss) per share as	$(0.06)	$0.27	$(0.07)
Total EPS effect	$0.05	$(0.16)	$0.02
Adjusted diluted earnings (loss) per share	$(0.01)	$0.11	$(0.05)

Reconciliation of Net Income (Loss) To Adjusted EBITDA

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net Income (loss)	$(1,101)	$5,365	$(1,447)
Interest expense	490	558	825
Tax expense	234	317	62
Depreciation and amortization expense	1,085	1,124	1,053

EBITDA	$708	$7,364	$493
Adjustments:
Stock compensation	$239	$278	$233
FX	121	85	229
Litigation / legal settlement	271	150	508
Restructuring / asset impairment costs	—	1	42
Gain on extinguishment of debt	—	—	(595)
PPP Loan forgiveness	—	(3,747)	—
Other	258	109	50

Total Adjustments	$889	$(3,124)	$467

Adjusted EBITDA	$1,597	$4,240	$960

Adjusted EBITDA as % of sales	3.1%	7.1%	2.6%

Backlog

	Sept 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020
Backlog from continuing operations	$113,584	$111,170	$83,793	$67,967	$50,541
Change Versus Current Period		2.2%	35.6%	67.1%	124.7%

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Net Debt

Net debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.

	September 30, 2021	June 30, 2021	December 31, 2020
Total cash & cash equivalents	$17,564	$17,406	$17,401
Notes payable - short term	$14,383	$12,727	$16,510
Current portion of finance leases	380	362	344
Notes payable - long term	12,684	13,037	13,625
Finance lease obligations - LT	3,931	4,032	4,221
Revolver, net	12,704	12,682	12,606

Total debt	$44,082	$42,840	$47,306

Net debt	$26,518	$25,434	$29,905